Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

Contact: Jack Maurer 412-434-2181 jmaurer@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com

PPG quarterly earnings per share up 30 percent on best volume growth in 3 years

Strong financial results underscore milestone year in company’s transformation

PITTSBURGH, Jan. 17, 2008 – PPG Industries (NYSE:PPG) today reported record sales for the fourth quarter of $2.9 billion, surpassing the prior year’s fourth quarter results by 15 percent. Fourth quarter net income was $200 million, or $1.21 per share, and was comprised of net income from continuing operations of $193 million, or $1.17 per share, and income from discontinued operations, net of tax, of $7 million, or 4 cents per share. Fourth quarter earnings per share from continuing operations represents a 30-percent increase over the prior year’s quarter.

Reported net income from continuing operations includes an aftertax charge of $1 million, or 1 cent per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings. Adjusted net income from continuing operations was $194 million, or $1.18 per share, as detailed below. The company’s tax rate on income from continuing operations for the quarter was 28 percent, which included a benefit of 4 cents per share due to the enactment of a reduction in the Canadian federal corporate income tax rate.

PPG’s sales for the fourth quarter of 2006 were $2.5 billion. Fourth quarter net income was $157 million, or 94 cents per share, and was comprised of net income from continuing operations of $150 million, or 90 cents per share, and income from discontinued operations, net of tax, of $7 million, or 4 cents per share. Net income from continuing operations included an aftertax charge of $3 million, or 2 cents per share, for the proposed asbestos settlement. Adjusted net income from continuing operations was $153 million, or 92 cents per share. The company’s tax rate on income from continuing operations was 31 percent.

“Our strong fourth quarter results capped one of the best annual financial performances in the company’s history,” said Charles E. Bunch, chairman and chief executive officer of PPG. “We achieved over 5 percent volume growth in the quarter, marking our best quarterly performance in three years despite a slowing economy, and each of our business segments increased sales for the quarter by at least 10 percent over the prior year.”

Bunch attributed the significant growth in sales and earnings per share to strategic actions taken to reshape the company, including expansion in emerging regions and acquisitions that broaden PPG’s geographic presence.

“Overall, 2007 was a milestone year in our transformation to focus on coatings and specialty products. Both coatings segments and our Optical and Specialty Materials segment are consistently delivering profitable growth. They represented just under 80 percent of our continuing operations in both sales and earnings in 2007, and this does not include the future impact of the SigmaKalon acquisition, which was completed on January 2, 2008.

“As PPG’s 2007 performance indicates,” Bunch added, “our past actions have us poised for continued success in 2008 despite economic challenges as the year begins.”

Performance Coatings segment sales in the fourth quarter increased $183 million, or 22 percent, as a result of increased sales from the 2007 Renner and Barloworld acquisitions, the positive impact of stronger foreign currencies, improved sales volumes, and increased selling prices. Sales volumes increased by 15 percent in the aerospace business and four percent in the automotive refinish business. In the architectural business, sales volumes were essentially flat. Segment earnings grew by $9 million due to solid volume growth partially offset by higher overhead costs, including selling and general administrative (SGA) costs tied to growth initiatives. The impact of inflation offset the benefit of higher selling prices.

Industrial Coatings segment sales for the quarter increased $86 million, or 10 percent, as a result of stronger foreign currencies and improved volumes in all businesses. Volume declines in North America were more than offset by improved volumes in all other regions. Segment earnings improved by $6 million due to higher sales volumes, the positive impact of stronger foreign currencies and lower other expenses. The earnings increase was moderated by the impact of inflation and higher SGA costs related to growth initiatives.

Optical and Specialty Materials segment sales for the quarter increased $29 million, or 14 percent, as a result of improved volumes, particularly in the optical products business, as well as stronger foreign currencies. Segment earnings were up $2 million due to higher sales volumes offset in part by higher advertising expenses related to optical volume growth initiatives in all regions and to the impending launch of Transitions Optical’s next-generation lens product in the first quarter of 2008.

Commodity Chemicals segment sales for the quarter increased $49 million, or 14 percent, due to improved volumes resulting from solid caustic sales and a healthy export market and increased selling prices. Segment earnings improved by $18 million, as higher selling prices and volumes combined with lower manufacturing costs and other expenses to more than offset the impact of inflation.

Glass segment sales increased $27 million, or 10 percent, due to improved volumes in the performance glazings and fiber glass businesses and the positive impact of stronger foreign currencies, which were slightly offset by lower selling prices in performance glazings. Segment earnings improved by $8 million due primarily to improved sales volumes offset somewhat by the impact of inflation. The impact of lower pricing was offset by higher other earnings.

For all of 2007, sales were $11.2 billion. Net income was $834 million, or $5.03 per share, and was comprised of net income from continuing operations of $815 million, or $4.91 per share, and income from discontinued operations, net of tax, of $19 million, or 12 cents per share. Reported net income from continuing operations includes aftertax charges of $4 million, or 3 cents per share, representing acquisition-related costs and $15 million, or 9 cents per share, for the proposed asbestos settlement. The reported income from discontinued operations includes an initial non-cash aftertax charge of $11 million, or 6 cents per share, related to pensions in the automotive glass businesses, and a $19 million, or 11 cents per share, aftertax charge representing the loss on divestiture of the fine chemicals business. Adjusted net income from continuing operations was $834 million, or $5.03 per share.

For all of 2006, sales were $9.9 billion. Net income was $711 million, or $4.27 per share, and was comprised of net income from continuing operations of $653 million, or $3.92 per share, and income from discontinued operations, net of tax, of $58 million, or 35 cents per share. Net income from continuing operations included aftertax charges of $106 million, or 64 cents per share, for legacy environmental remediation costs; $26 million, or 15 cents per share, for legal settlements; $22 million, or 13 cents per share, for business restructuring; and $17 million, or 10 cents per share, for the proposed asbestos settlement. Net income from continuing operations also included aftertax earnings of $24 million, or 14 cents per share, for insurance recoveries. Income from discontinued operations included an aftertax charge of $1 million, or 1 cent per share, for business restructuring. Adjusted net income from continuing operations was $800 million, or $4.80 per share.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2007 were US$11.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its fourth quarter financial performance today, Thursday, Jan. 17, at 11:00 a.m. ET. Charles E. Bunch, chairman and chief executive officer, and William H. Hernandez, senior vice president, finance, and chief financial officer will provide commentary and host questions and answers. The dial-in numbers are: in the United States 800-659-1966; international 617-614-2711; passcode 79210674. The conference call will also be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player).

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Discontinued Operations

In the third quarter, PPG signed agreements to sell its automotive OEM glass and automotive replacement glass and services (AG&S) businesses as well as its fine chemicals business. The sale of the fine chemicals business was consummated in the fourth quarter. The contract the company had entered into to sell its AG&S businesses has been terminated. The company intends to sell the AG&S businesses in 2008. As a result of these actions, historical financial results for the fine chemicals and AG&S businesses are reported as discontinued operations.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per share adjusted for nonrecurring charges and earnings, which PPG’s management considers useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per share adjusted for these nonrecurring items are not recognized financial measures determined in accordance with United States generally accepted accounting principles (“GAAP”) and should not be considered a substitute for net income or earnings per share or other financial measures as computed in accordance with GAAP. In addition, net income and earnings per share adjusted for the nonrecurring items may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the fourth quarter and the full year 2007 and 2006:

Regulation G Reconciliation – Results from Operations

($ in Millions)

	Continuing		Discontinued		Total Q407
Fourth Quarter – 2007	$	EPS	$	EPS	$	EPS
Net Income as Reported	$193	$1.17	$7	$0.04	$200	$1.21
Asbestos Settlement – Net	1	0.01	—	—	1	0.01

Adjusted Net Income	$194	$1.18	$7	$0.04	$201	$1.22

	Continuing		Discontinued		Total Q406
Fourth Quarter – 2006	$	EPS	$	EPS	$	EPS
Net Income as Reported	$150	$0.90	$7	$0.04	$157	$0.94
Asbestos Settlement – Net	3	0.02	—	—	3	0.02

Adjusted Net Income	$153	$0.92	$7	$0.04	$160	$0.96

	Continuing		Discontinued		Total
For the Year 2007	$	EPS	$	EPS	$	EPS
Net Income as Reported	$815	$4.91	$19	$0.12	$834	$5.03
Acquisition-Related Costs	4	0.03	—	—	4	0.03
Asbestos Settlement – Net	15	0.09	—	—	15	0.09
Glass Divestiture Charge	—	—	11	0.06	11	0.06
Fine Chemicals Divestiture Charge	—	—	19	0.11	19	0.11

Adjusted Net Income	$834	$5.03	$49	$0.29	$883	$5.32

	Continuing		Discontinued		Total
For the Year 2006	$	EPS	$	EPS	$	EPS
Net Income as Reported	$653	$3.92	$58	$0.35	$711	$4.27
Environmental Remediation Charge	106	0.64	—	—	106	0.64
Charges for Legal Settlements	26	0.15	—	—	26	0.15
Business Restructuring	22	0.13	1	0.01	23	0.14
Asbestos Settlement – Net	17	0.10	—	—	17	0.10
Earnings From Insurance Recoveries	(24)	(0.14)	—	—	(24)	(0.14)

Adjusted Net Income	$800	$4.80	$59	$0.36	$859	$5.16

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Net sales	$2,874	$2,500	$11,206	$9,861
Cost of sales, exclusive of depreciation and amortization	1,846	1,596	7,087	6,153
Selling and other	659	570	2,475	2,138
Depreciation	82	77	322	298
Interest	26	20	93	83
Amortization	14	11	58	43
Asbestos settlement - net	2	5	24	28
Business restructuring	—	—	—	35
Other - net (Note A)	(47)	(19)	(96)	121

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	292	240	1,243	962
Income tax expense	82	74	355	241
Minority interest	17	16	73	68

INCOME FROM CONTINUING OPERATIONS	193	150	815	653
Income from discontinued operations, net of tax	7	7	19	58

NET INCOME	$200	$157	$834	$711

Earnings per common share
Income from continuing operations	$1.18	$0.91	$4.95	$3.94
Income from discontinued operations	$0.04	$0.04	$0.12	$0.35

NET INCOME	$1.22	$0.95	$5.07	$4.29

Earnings per common share - assuming dilution
Income from continuing operations	$1.17	$0.90	$4.91	$3.92
Income from discontinued operations	$0.04	$0.04	$0.12	$0.35

NET INCOME	$1.21	$0.94	$5.03	$4.27

Average shares outstanding	164.3	165.3	164.5	165.7

Average shares outstanding - assuming dilution	166.0	166.5	165.9	166.5

Note A:

The change in “Other - net” for the three months ended December 31, 2007 is due to higher interest income, gains from asset sales, foreign currency gains and lower legal charges compared to 2006. The change in “Other - net” for the year ended December 31, 2007 is due to $196 million of lower environmental expenses compared to 2006.

BALANCE SHEET HIGHLIGHTS (unaudited)

	December 31 2007	December 31 2006
	(millions)
Current assets:
Cash and cash equivalents	$526	$443
Short-term investments (Note A)	1,710	—
Receivables - net	2,398	2,016
Inventories	1,368	1,203
Other	646	572
Assets held for sale	488	621

Total current assets	$7,136	$4,855

Current liabilities:
Short-term debt and current portion of long-term debt (Note A)	$1,819	$140
Asbestos settlement	593	557
Accounts payable and accrued liabilities	2,150	1,991
Liabilities of businesses held for sale	99	128

Total current liabilities	$4,661	$2,816

Long-term debt	$1,201	$1,155

Note A:

Includes $1,673 million that was borrowed late in the fourth quarter 2007 to finance the SigmaKalon acquisition and was held in escrow until the transaction closed on January 2, 2008.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
	(millions)
Net sales
Performance Coatings	$1,019	$836	$3,811	$3,088
Industrial Coatings	933	847	3,646	3,236
Optical and Specialty Materials	243	214	1,029	904
Commodity Chemicals	388	339	1,539	1,483
Glass	291	264	1,181	1,150

TOTAL	$2,874	$2,500	$11,206	$9,861

Segment income
Performance Coatings	$143	$134	$563	$514
Industrial Coatings	77	71	370	349
Optical and Specialty Materials	46	44	235	217
Commodity Chemicals	53	35	243	285
Glass	28	20	90	99

TOTAL	347	304	1,501	1,464
Legacy costs (Note A)	(5)	(13)	(39)	(233)
Acquisition related costs (Note B)	(3)	—	(9)	—
Asbestos settlement - net	(2)	(5)	(24)	(28)
Interest - net	(15)	(16)	(73)	(69)
Restructuring	—	—	—	(35)
Unallocated stock based compensation (Note C)	(15)	(6)	(46)	(34)
Other unallocated corporate expense (Note D)	(15)	(24)	(67)	(103)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$292	$240	$1,243	$962

Note A:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. Legacy costs for the year ended December 31, 2006, included pretax charges of $185 million for environmental remediation at the former chromium manufacturing facility and related sites in Jersey City, NJ and $23 million for the settlement of a legal matter and pretax income of $33 million for insurance recoveries related to prior legal settlements.

Note B:

Represents the flow through costs of sales of the step up to fair value of the inventory acquired in the Barloworld Coatings Australia transaction.

Note C:

Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.

Note D:

The decrease in other unallocated corporate expense for the three months and the year ended December 31, 2007 as compared to December 31, 2006 is largely due to lower employee benefit costs in 2007, including pension costs.